Exhibit 12.1
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
Colonial Realty Limited Partnership
Ratio of Earnings to Fixed Charges

(all dollar amounts in thousands)


                                                                                Year Ended December 31,
                                                  ---------------------------------------------------------------------------------
                                                         2003            2002             2001              2000            1999
                                                  --------------  --------------   --------------   ---------------  --------------

Earnings:

Pre-tax income before income,
  loss from equity investees, extraordinary
  gain or loss, or gains on sale of properties        $ 55,832         $ 68,004        $ 69,230          $ 69,678         $ 75,814
Amoritzation of interest capitalized                     1,700            1,500           1,300             1,100              900
Interest capitalized                                    (5,576)          (8,064)        (10,608)           (9,553)          (8,664)
Distributed income of equity investees                   3,744            5,420           2,695             3,968            8,821
Fixed charges                                           76,242           76,965          83,326           82,632            67,975
                                                   --------------  --------------   --------------   ---------------  -------------
       Total earnings                                $ 131,942       $ 143,825        $ 145,943        $ 147,825        $ 144,846
                                                   --------------  --------------   --------------   ---------------  -------------

Fixed Charges:
Interest expense                                      $ 67,555        $ 65,265         $ 71,397          $ 71,855         $ 57,211
Capitalized interest                                     5,576           8,064           10,608             9,553            8,664
Debt costs amortization                                  3,111           3,636            1,321             1,224            2,100
                                                    --------------  --------------   --------------   ---------------  ------------
     Total Fixed Charges                              $ 76,242        $ 76,965         $ 83,326          $ 82,632         $ 67,975
                                                    --------------  --------------   --------------   ---------------  ------------

Ratio of Earnings to Fixed Charges                         1.7             1.9             1.8               1.8              2.1
                                                    ==============  ==============   ==============   ===============  ============
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